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As filed with the Securities and Exchange Commission on September 10, 2014

Registration No. 333-197265

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VANTAGE ENERGY INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	46-5608050 (IRS Employer Identification Number)

116 Inverness Drive East, Suite 107
Englewood, Colorado 80112
303-386-8600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Thomas B. Tyree, Jr.
President and Chief Financial Officer
116 Inverness Drive East, Suite 107
Englewood, Colorado 80112
303-386-8600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffery K. Malonson Matthew R. Pacey Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002 (713) 758-2222	Kelly B. Rose Jason A. Rocha Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        This Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333-197265) of Vantage Energy Inc. is being filed solely to amend Item 16 of Part II thereof and to transmit certain exhibits thereto. This Amendment No. 3 does not modify any portion of the preliminary prospectus contained in Part I or Items 13, 14, 15 or 17 of Part II of the Registration Statement. Accordingly, this Amendment No. 3 does not include a copy of the preliminary prospectus.

 Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other expenses of issuance and distribution

        The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the Registration Fee, FINRA Filing Fee and New York Stock Exchange listing fee), the amounts set forth below are estimates.

SEC Registration Fee		$51,520
FINRA Filing Fee		60,500
New York Stock Exchange listing fee		*
Accountants' fees and expenses		*
Legal fees and expenses		*
Printing and engraving expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers

        Our amended and restated certificate of incorporation will provide that a director will not be liable to the corporation or its stockholders for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Our amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

        Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys' fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Our amended and restated certificate of incorporation will also contain indemnification rights for our directors and our officers. Specifically, our amended and restated certificate of incorporation will provide that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

        We have obtained directors' and officers' insurance to cover our directors, officers and some of our employees for certain liabilities.

        We will enter into written indemnification agreements with our directors and executive officers. Under these proposed agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

        The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

Item 15.    Recent Sales of Unregistered Securities

        In connection with its formation, on May 7, 2014, Vantage Energy Inc. issued 1,000 shares of its common stock, par value $0.01 per share, to Vantage Energy, LLC in exchange for a promissory note in the amount of $10. The issuance of such shares of common stock did not involve any underwriters, underwriting discounts or commissions or a public offering, and we believe that such issuance was exempt from registration requirements pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 16.    Exhibits and financial statement schedules

        See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on September 10, 2014.

By:	/s/ ROGER J. BIEMANS Roger J. Biemans Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature		Title	Date

/s/ ROGER J. BIEMANS Roger J. Biemans		Chairman and Chief Executive Officer (Principal Executive Officer)	September 10, 2014
* Thomas B. Tyree, Jr.		President and Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	September 10, 2014
* S. Wil VanLoh, Jr.		Director	September 10, 2014
* E. Bartow Jones		Director	September 10, 2014
* Jonathan C. Farber		Director	September 10, 2014
* Blake A. Webster		Director	September 10, 2014
* Ralph Alexander		Director	September 10, 2014
* Townes G. Pressler		Director	September 10, 2014
*By:	/s/ ROGER J. BIEMANS Roger J. Biemans Attorney-in-Fact

 INDEX TO EXHIBITS

Exhibit number	Description
**1.1	Form of Underwriting Agreement.
2.1	Form of Master Reorganization Agreement.
**3.1	Form of Amended and Restated Certificate of Incorporation of Vantage Energy Inc.
**3.2	Form of Amended and Restated Bylaws of Vantage Energy Inc.
4.1	Form of Sponsor Shareholders' Agreement.
**5.1	Form of opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered.
**10.1	Credit Agreement, dated as of November 29, 2012, among Vantage Energy II, LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.
**10.2	First Amendment to Credit Agreement, dated as of December 3, 2013, among Vantage Energy II, LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.
**10.3	Second Amendment to Credit Agreement, dated as of May 8, 2014, among Vantage Energy II, LLC as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders party thereto.
**10.4	Third Amendment to Credit Agreement, dated as of July 10, 2014, among Vantage Energy II, LLC as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders party thereto.
**10.5
Second Amended and Restated Credit Agreement, dated as of December 20, 2013, among Vantage Energy, LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto.
**10.6
First Amendment to Second Amended and Restated Credit Agreement, dated as of May 12, 2014, among Vantage Energy, LLC as borrower, Wells Fargo Bank, N.A., as administrative agent and the lenders party thereto.
**10.7
Second Lien Term Loan Credit Agreement, dated as of December 20, 2013, among Vantage Energy, LLC, as borrower, Credit Suisse AG, Cayman Islands Branch, as administrative agent and the lenders party thereto.
**10.8
Second Lien Term Loan Credit Agreement, dated as of May 8, 2014, among Vantage Energy II, LLC, as borrower, Wilmington Trust, National Association, as administrative agent and the lenders party thereto.
**†10.9	Form of Indemnification Agreement.
10.10	Form of New Revolving Credit Agreement.
**†10.11	Form of Vantage Energy Inc. Long-Term Incentive Plan.
**†10.12	Form of Employment Agreement (Named Executive Officers).
**†10.13	Form of Employment Agreement (Roger J. Biemans).
10.14	Form of Second Amended and Restated Gas Gathering Agreement.
10.15	Form of Midstream Services Agreement.
**21.1	List of subsidiaries of Vantage Energy Inc.

Exhibit number	Description
**23.1	Consent of KPMG LLP (Vantage Energy Inc.).
**23.2	Consent of KPMG LLP (Vantage Energy, LLC).
**23.3	Consent of KPMG LLP (Vantage Energy II, LLC).
**23.4	Consent of Netherland, Sewell and Associates, Inc.
**23.5	Consent of Wright & Company, Inc.
**23.6	Consent of Wood Mackenzie.
**23.7	Consent of Vinson & Elkins L.L.P. (included as part of Exhibit 5.1 hereto).
**24.1	Power of Attorney (included on the signature page of this Registration Statement).
**99.1	Netherland, Sewell & Associates, Inc. Summary of Reserves at December 31, 2013.
**99.2	Wright & Company, Inc. Summary of Reserves at December 31, 2013 (Vantage Energy, LLC).
**99.3	Wright & Company, Inc. Summary of Reserves at December 31, 2013 (Vantage Energy II, LLC).
**99.4	Consent of Robert W. Howard, as Director Nominee.
**99.5	Netherland, Sewell & Associates, Inc. Summary of Reserves at August 31, 2014.
**99.6	Wright & Company, Inc. Summary of Reserves at August 31, 2014 (Vantage Energy, LLC).
**99.7	Wright & Company, Inc. Summary of Reserves at August 31, 2014 (Vantage Energy II, LLC).

*
To be filed by amendment.

**
Previously filed.

†
Compensatory plan or arrangement.

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EXPLANATORY NOTE
Part II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 13. Other expenses of issuance and distribution
  Item 14. Indemnification of Directors and Officers
  Item 15. Recent Sales of Unregistered Securities
  Item 16. Exhibits and financial statement schedules
  Item 17. Undertakings
SIGNATURES
INDEX TO EXHIBITS